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EXHIBIT 21.1

                           SUBSIDIARIES OF THE COMPANY

Certain active subsidiaries of the Company as of December 31, 2003, are listed below. The names of certain subsidiaries, which considered in the aggregate would not constitute a significant subsidiary, have been omitted.

SUBSIDIARY                                      STATE OR COUNTRY OF ORGANIZATION

Buzztime Entertainment, Inc.                    Delaware

NTN Wireless Communications, Inc.               Delaware

NTN Software Solutions, Inc.                    Delaware

NTN Canada, Inc.                                Canada